Exhibit 5.1
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Board of Directors                         September 18, 2000
The Quizno's Corporation
1415 Larimer Street
Denver, CO 80202

Gentlemen:

     We have acted as counsel to The Quizno's Corporation (the "Company") in connection with the proposed sale of up to 670,000 shares and 300,000 shares, respectively, of its common stock, par value $.001 per share, by the Company, pursuant to the Company's Employee Stock Option Plan and Amended and Restated Directors and Advisors Stock Option Plan, 100,000 shares of which are being registered on a Form S-8 (the "Registration Statement") filed by the Company on or about the date hereof with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     In connection therewith, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deem appropriate as basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the Company in the manner described in the Registration Statement and any Prospectus relating thereto, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                       /s/ Lyle B. Stewart, P.C.
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                                       Lyle B. Stewart, P.C.
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